ADOPTED BY THE BOARD OF DIRECTORS/TRUSTEES

                                 OF THE FIRST INVESTORS FUNDS

                              AT ITS MEETING ON NOVEMBER 18, 2004





                                          RESOLUTION



RESOLVED, that the Board authorizes Larry R. Lavoie to sign the Registration Statements of the Funds as attorney-in-fact on behalf of the officers and directors of the Funds.